Exhibit 10.15
YAGGY
              COLBY
December 4, 2006
Mr. Ron Scherbring
MinnErgy, LLC
4455 Theurer Boulevard

RE:	Professional Services — Traffic Study Proposed Ethanol Plant — Eyota, MN
Dear Mr. Scherbring:
Yaggy Colby Associates would like to thank you for the opportunity to submit this professional services proposal for a traffic study regarding the proposed ethanol plant to be located in Eyota, MN. Per your request, this letter will serve to explain the firm’s scope of services, schedule and fee proposal.
The proposed traffic study will consider a new ethanol plant to be located in the southeast quadrant of the intersection of Township Road (110th Avenue SE) and 19th Street SE. Based on the provided site plan, one access point is assumed on Township Road at 20th Street SE. It is assumed that all truck traffic related to the site is expected to utilize TH 14 and Township Road to access the site.
SCOPE OF SERVICES
1.) Obtain and review information from the client and/or other parties related to the project and/or study area. Includes a site visit to determine existing intersection characteristics, including number of lanes, sight distance, traffic control, etc. It is assumed that CAD layouts will be provided by the client for report figures.
2.) Conduct AM, Midday and PM weekday peak hour traffic counts at the intersection of TH 14 and CSAH 42. Automated (48-hour) tube counts will also be conducted at four locations: TH 14, CSAH 42 and Township Road (north and south of TH 14). Balance traffic between study intersections. Fee proposal includes a single setup of the road tubes.
Based on discussions with the Minnesota Department of Transportation (Mn/DOT), it is anticipated that the study area will include the following study intersections:
•	TH 14 and CSAH 42 — Unsignalized
•	TH 14 and Township Road — Unsignalized
•	Township Road and 20th Street SE/Site Driveway — Unsignalized
•	Drainage Report
•	On-site Septic Design (domestic only)
3.) Yaggy Colby Associates will work closely with the client to determine trip generation for the proposed development and assign the site trips to the study intersections. This includes determining the types of vehicles that will access the ethanol plant, as well as assigning the vehicles to the adjacent roadway network. The origin and destination of the trucks is a critical element in this study and it is assumed the client will be assist in determining these attributes.
4.) Analyze the study intersections for one year after build out and ten years beyond (11 years after build out). Intersection analyses will be completed using Synchro and HCS+ software. Analyses will be completed for each scenario during the AM, Midday and PM weekday peak hours. Recommendations will be provided for any intersections that operate at unacceptable levels of service under any scenario. Conduct a constructability evaluation of the recommended traffic control and intersection geometrics.
Analyze the TH 14 and Township Road intersection in regards to Mn/DOT’s access spacing guidelines and the Long Range Transportation Plan 2035.
5.) Summarize the analysis results in a report, complete with recommendations, to be submitted as part of the development plan for the site. Provide an appropriate number of copies of the report to the client.
6.) Discuss the findings of the study with the client and agencies as needed (assume phone conversations and e-mails).
SCHEDULE
Based on our current and future workload for the winter of 2006, Yaggy Colby can assure Mr. Sherbring that we will be able to complete the study in a timely manner given appropriate agency involvement and support. Yaggy Colby Associates is committed to completing the study in an expedient manner to effectively meet the objectives of the client. Yaggy Colby Associates is ready to commence work on the project immediately upon your authorization to proceed.
FEE PROPOSAL
Listed below is the estimated fee for each of the proposed scope of work items listed above:

1.)	Obtain Information	$600

2.)	Conduct Traffic Counts	$1,200

3.)	Trip Generation	$800

4.)	Analyze Study Intersections	$2,100

5.)	Report	$2,900

6.)	Discuss Findings	$300

Total Estimated Fee		$7,900
Since our proposal is based on hourly rates for work completed, the above totals are an estimated maximum amount for the scope of work indicated. This amount will not be exceeded without prior authorization on any scope changes, and Yaggy Colby Associates will strive to provide these services to your full satisfaction, at a minimal cost. The scope of services does not include any meetings; meetings will be considered extra work.
The attached Terms and Conditions shall be considered part of this proposal. This proposal is being submitted in duplicate. If you accept this proposal and wish to proceed with the work, please sign both Authorization blocks, retain one proposal for your records and return one proposal to Yaggy Colby Associates. Your signed authorization will initiate the described services.
If you have any questions regarding this proposal or need additional information, please feel free to contact me.

Sincerely,
YAGGY COLBY ASSOCIATES
/s/ Chad Schuman
Chad Schuman, PE, PTOE
CWS/cws

Attachments:	YCA Terms and Conditions YCA 2006 Compensation Schedule
AUTHORIZATION
I have reviewed the above proposal and agree with its terms. I hereby authorize Yaggy Colby Associates to proceed with the work described herein.

/s/ Daniel H. Arnold	12/6/06

Authorized Signature	Date

Daniel H. Arnold

Printed Name

YAGGY COLBY ASSOCIATES
2006 COMPENSATION SCHEDULE
HOURLY LABOR RATES

Senior Principal	$135/hour

Prinicpal Engineer, Architect, Planner, Surveyor, Landscape Architect	$125/hour

Senior Associate Engineer, Architect, Planner, Surveyor, Landscape Architect	$115/hour

Senior Project Engineer, Architect, Planner, Surveyor, Landscape Architect	$105/hour

Project Engineer, Architect, Planner, Surveyor, Landscape Architect	$95/hour

Design Engineer, Architect, Planner, Surveyor, Landscape Architect	$85/hour

Assistant Engineer, Architect, Planner, Surveyor, Landscape Architect	$75/hour

Intern Engineer, Planner, Surveyor	$65/hour

Senior Technician Design, Survey, Clerical	$75/hour

Technician I Design, Survey, Clerical	$68/hour

Technician II Design, Survey, Clerical	$61/hour

Technician III Design, Survey, Clerical	$53/hour

Technician IV Design, Survey, Clerical	$46/hour

Technician V Design, Survey, Clerical	$39/hour

Technician VI Design, Survey, Clerical	$34/hour
REIMBURSABLE EXPENSES

Mailings, Plots, Prints, Copies	Cost + 10%

Mileage: Personal Vehicle	$0.50/mile

Survey and Inspection Vehicles	$0.60/mile

Field Equipment and Materials

Robotic Total Station	$37.00/hour
G.P.S. Equipment	$37.00/hour
G.P.S. Rover	$25.00/hour
Total Station/Data Collector	$10.00/hour
Stakes, Pipe, Lath, Survey Materials	Cost + 10%

Outside Services, Project Fees, or Permits	Cost + 10%

Additional Expenses	Cost + 10%

YAGGY COLBY ASSOCIATES (YCA)
TERMS AND CONDITIONS
ARTICLE 1 —PAYMENT TO YCA
1.01 Other Provisions Concerning Payments
A. Preparation of Invoices. Invoices will be prepared monthly in accordance with YAGGY COLBY ASSOCIATES’ standard invoicing practices and will be submitted to OWNER by YCA, unless otherwise agreed. The amount billed in each invoice will be calculated as set forth in Proposal.
B. Payment of Invoices. Invoices are due and payable upon receipt. If OWNER fails to make any payment due YCA for services and expenses within 30 days after receipt of their invoice therefore, the amounts due YCA will be increased at the rate of 1.5% per month (or the maximum rate of interest permitted by law, if less.) In addition, YCA may after giving seven days written notice to OWNER, suspend services under this Agreement until YCA has been paid in full all amounts due for services, expenses, and other related charges. Design professionals shall not have any liability whatsoever to the client for any costs or damages as a result of such suspension caused by any breach of this Agreement by the Client. Payments will be credited first to interest and then to principal.
C. As required by the Construction Lien Law, YCA hereby notifies Owner that persons or companies furnishing labor or materials for the construction on Owner’s land may have lien rights on Owner’s land and buildings if not paid.
D. Disputed Invoices. If the Client objects to any portion of an invoice, the Client shall so notify the Design Professional in writing within 30 calendar days of receipt of the invoice. The Client shall identify the specific cause of the disagreement and shall pay when due that portion of the invoice not in dispute. Interest as stated shall be paid by the client on all disputed invoiced amounts resolved in the Design Professional’s favor and unpaid for more than 30 calendar days after date of submission.
E. Payments Upon Termination. In the event of any termination under Paragraph 2.04, YCA will be entitled to invoice OWNER and will be paid in accordance with Proposal for all services performed or furnished and all Reimbursable Expenses incurred through the effective date of termination.
ARTICLE 2 — GENERAL CONSIDERATIONS
2.01 Standards of Performance
A. The standard of care for all professional services and related services performed or furnished by YAGGY COLBY ASSOCIATES under this Agreement will be the care and skill ordinarily used by members of their profession practicing under similar circumstances at the same time and in the same locality. YCA makes no warranties, expressed or implied, under this Agreement or otherwise, in connection with their services.
B. YCA shall perform or furnish professional services and related services in phases of the Project to which this Agreement applies. YCA shall serve as OWNER’s prime professional for the Project. YCA may employ such Subconsultants as they deems necessary to assist in the performance or furnishing of the services. YCA shall not be required to employ any Subconsultant unacceptable to them.
C. YCA and OWNER will endeavor to comply with applicable Laws or regulations. This Agreement is based on these requirements as of its Effective Date. Changes to these requirements after the Effective Date of this Agreement may be the basis for modifications to OWNER’s responsibilities or to YCA’s scope of services, times of performance, or compensation.
D. OWNER shall be responsible for, and YCA may rely upon, the accuracy and completeness of all requirements, programs, instructions, reports, data, and other information furnished by OWNER to YCA pursuant to this Agreement. YCA may use such requirements, reports, data, and information in performing or furnishing services under this Agreement.
E. OWNER shall make decisions and carry out its other responsibilities in a timely manner and shall bare all costs incident thereto so as not to delay the services of YCA.
2.02 Use of Documents
A. All Documents are instruments of service in respect to this Project, and YAGGY COLBY ASSOCIATES shall retain an ownership and property interest therein (including the right of reuse at the discretion of YCA) whether or not the Project is completed.
B. Copies of Documents that may be relied upon by OWNER are limited to the printed copies (also known as hard copies) that are signed or sealed by YCA. Files in electronic media format of text, data, graphics, or of other types that are furnished by YCA or OWNER are only for convenience of OWNER. Any conclusion or information obtained or derived from such electronic files will be at the user’s sole risk.
C. OWNER may make, and retain, and reuse copies of Documents for information and reference in connection with use on the Project by OWNER with written permission from YCA. Such Documents are not intended or represented to be suitable for reuse by OWNER or others on extensions of Project or on any other project. Any such reuse or modification without written verification or adaptation by YCA, as appropriate for the specific purpose intended, will be at OWNER’s sole risk and without liability or legal exposure to YCA or to its Subconsultants. OWNER shall indemnify and hold harmless YCA and its Subconsultants from all claims, damages, losses, and expenses, including attorneys’ fees arising out of or resulting therefrom.
D. If there is a discrepancy between the electronic files and the hard copies, the hard copies govern.

2.03 Insurance
A. YAGGY COLBY ASSOCIATES shall procure and maintain Professional Liability, General Liability, Workers Compensation, and Automotive Liability which are applicable to the Project.
B. OWNER shall procure and maintain General Liability or Property Insurance policies which are applicable to the Project.
2.04 Termination
A. The obligation to provide further services under this Agreement may be terminated.
1. For cause, by either party upon 30 days written notice in the event of substantial failure by the other party to perform in accordance with the terms hereof through no fault of the terminating party.
2. For convenience, by OWNER effective upon the receipt of notice by YCA.
2.05 Dispute Resolution
A. OWNER and YAGGY COLBY ASSOCIATES agree to negotiate all disputes between them in good faith for a period of 30 days from the date of notice, prior to exercising their rights under provisions of this Agreement, or under law.
B. Mediation — In an effort to resolve any conflicts that arise during the design or construction of the project or following the completion of the project, the Client and the Design Professional agree that all disputes between them arising out of or relating to this Agreement shall be submitted to nonbonding mediation unless the parties mutually agree otherwise. The Client and the Design Professional further agree to include a similar mediation provision in all agreements with independent contractors and consultants retained for the project and to require all independent contractors and consultants also to include a similar mediation provision in all agreements with subcontractors, subconsultants, suppliers or fabricators so retained, thereby providing mediation as the primary method for dispute resolution between the parties to those agreements.
2.06 Hazardous Environmental Condition
A. OWNER represents to YAGGY COLBY ASSOCIATES that to the best of its knowledge, a Hazardous Environmental Condition does not exist.
B. OWNER has disclosed to the best of its knowledge to YCA the existence of all Asbestos, PCB’s Petroleum, Hazardous Waste, or Radioactive Material located at or near the Project site, including type, quantity, and location.
C. It is acknowledged by both parties that YCA’s scope of services does not include any services related to asbestos or hazardous or toxic materials. In the event the Design Professional or any other party encounters asbestos or hazardous or toxic materials at the jobsite, or should it become known in any way that such materials may be present at the jobsite or any adjacent areas that may affect the performance of the Design Professional’s services, the Design Professional may, at his or her option and without liability for consequential or any other damages, suspend performance of services on the project until the Client retains appropriate specialist consultants or contractors to identify, abate and/or remove the asbestos or hazardous toxic materials, and warrant that the jobsite is in full compliance with applicable laws and regulations.
D. The Client agrees, notwithstanding any other provision of this Agreement, to the fullest extent permitted by law, defend, to indemnify and hold harmless the Design Professional, his or her officers, partners, employees, agents and consultants from and against any and all claims, suits, demands, liabilities, losses, or costs, including reasonable attorneys’ fees and defense costs, resulting or accruing to any and all persons, firms, and any other legal entity, caused by, arising out of or in any way connected with the detection, presence, handling, removal, abatement, or disposal of any asbestos or hazardous toxic substances, products or materials that exist on, about or adjacent to the jobsite, whether liability arises under breach of contract or warranty, tort, including negligence, strict liability or statutory liability or any other cause of action.
2.07 Allocation of Risk
A. Indemnification
1. To the fullest extent permitted by law, YAGGY COLBY ASSOCIATES shall indemnify and hold harmless OWNER, OWNER’s officers, directors, partners, and employees from and against any and all costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professions, and all court or arbitration or other dispute resolution costs) caused solely by the negligent acts or omissions of YCA or its officers, directors, partners, employees in the performance and furnishing of YCA’s services under this Agreement.
2. To the fullest extent permitted by law, OWNER shall indemnify and hold harmless YCA, its officers, directors, partners, employees, and Subconsultants from and against any and all costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals, and all court or arbitration or other dispute resolution costs) caused solely by the negligent acts or omissions of OWNER or OWNER’s officers, directors, partners, employees, and OWNER’s Consultants with respect to this Agreement or the Project.
3. To the fullest extent permitted by law, YCA’s total liability to OWNER and anyone claiming by, through, or under OWNER for any cost, loss, or damages caused in part by the negligence of YCA and in part by the negligence of OWNER or any other negligent entity or individual, shall not exceed the percentage share that YCA’s negligence bears to the total negligence of OWNER, YCA, and all other negligent entities and individuals.